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                            STOCK OPTION CERTIFICATE


     THIS OPTION is granted as of October 1, 1998 by FORMAN INTERACTIVE CORP., a New York corporation (the "Company"), to PONDFIELD ASSOCIATES, INC. ("Optionee").


     WHEREAS, the Company contracted with Optionee for consulting services during an important start-up period for the Company and considers it desirable and in its best interests to reward Optionee by enabling it to acquire a proprietary interest in the Company, thereby creating additional incentive for Optionee to advance the interests of the Company, and

     WHEREAS, the Company's Board of Directors (the "Board") has determined to grant to Optionee a stock option to purchase shares of the Company's capital stock,

     NOW, THEREFORE, the Company agrees with Optionee as follows:

     1. Grant of Option. The Company hereby grants to Optionee an option (the "Option") to purchase up to 10,000 shares (the "Option Shares") of the Company's common stock $.0001 par value per share, at an exercise price of $.60 per share for the first 5,000 shares and $1.25 for the second 5,000 shares, all in the manner and subject to the conditions hereinafter provided.

     2. Time of exercise of option and vesting. The Option may be exercised by Optionee at any time after the date hereof and prior to expiration of the Option Term (as hereinafter defined). Options with respect to all 10,000 Option Shares shall fully vest and be immediately exercisable on October 1, 1998.

     3. Method of exercise. The Option shall be exercised by written notice directed to the Company at its principal place of business, accompanied by this Option Agreement and Optionee's check in payment of the full option price for the number of Option Shares specified in such notice of exercise. The Company shall make or cause to be made reasonably prompt delivery to Optionee of a stock certificate or certificates evidencing such Option Shares, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such share certificate or certificates shall be extended for the period necessary to take such action.

     Notwithstanding the foregoing, at the discretion of the Company's Stock Option Committee, (i) payment of any portion of the exercise price payable on the exercise hereof that is in excess of the par value of the shares to be issued upon such exercise may be payable by the delivery of Optionee's promissory note in favor of the Company, and (ii) at any time at which the Company's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, payment of all or any portion of the purchase price for the Option Shares that are the subject of such exercise may be made by delivery to the Company of shares of the Company's common stock, which shall be deemed valued at their fair market value on the date of such exercise, as determined by the Board in its sole discretion, provided that any such shares being presented for payment shall have been held by Optionee, as beneficial owner thereof, for at least six months prior to the option exercise in connection with which such shares are tendered as payment. In the event that any such exercise is for less than all of the Option Shares, the Company also shall deliver to Optionee, in addition to stock certificates evidencing the Option Shares with respect to which such exercise is made, a new option agreement, in replacement for the option agreement surrendered at the time of the exercise, indicating the number of Option Shares with respect to which this Option remains available for exercise; alternatively, the Company may endorse the original Option Agreement to give effect to the partial exercise thereof.
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     4. Termination of option. Except as otherwise stated in this Agreement, the period during which the Option shall be exercisable (the "Option Term") shall commence on the date hereof and shall terminate at 5:00 pm, New York time, on December 31, 2002.

     5. Reclassification, consolidation, or merger. (i) If the company shall declare and pay a distribution payable in shares of the Company's capital stock, or if the Company's shares shall be split up, converted, exchanged, reclassified, or in any way substituted for, then if and whenever the Company shall effect a stock split, stock dividend, subdivision, recapitalization or combination of Shares or other changes in the Company's capital stock, the exercise price hereunder and the number and class of shares and/or other securities with respect to which this Option thereafter may be exercised shall be proportionately adjusted upward or downward, as the case may be, by the Board. The Board may also make such other adjustments as it deems necessary to take into consideration any other event (including, without limitation, accounting changes), if the Board determines that such adjustments are appropriate.

     (ii) Subject to subparagraph (iii) below, if the Company merges or consolidates with one or more corporations, then from and after the effective date of such merger or consolidation, upon exercise of this Option, Optionee shall be entitled to purchase, in lieu of the number of Option Shares as to which this Option shall then be exercisable but on the same terms and conditions of exercise set forth in herein, the number and class of shares and/or other securities or property (including cash) to which Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation, if, immediately prior to such merger or consolidation, Optionee had been the holder of record of the total number of Option Shares issuable upon exercise of this Option.

     (iii) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of all or substantially all of the Company's outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets (the foregoing being referred to as "Acquisition Events"), then the Board may in its sole discretion terminate this Option by delivering notice of termination to Optionee at least 20 days prior to the date of consummation of the Acquisition Event; provided that, during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, Optionee shall have the right to exercise this Option in full (without regard to limitations on exercise otherwise contained herein), but contingent on occurrence of the Acquisition Event, and provided that (x) if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void, and (y) Optionee may, in lieu of exercising the Option in full, exercise the Option partially, in which case the unexercised balance of the Option shall expire and be deemed null and void immediately upon such partial exercise. If an Acquisition Event occurs and the Board does not terminate this Option pursuant to the preceding sentence, then the provisions of subparagraph (ii) above shall apply.


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     (iv) If, as a result of any adjustment made pursuant to the preceding paragraphs of this Section 5, Optionee shall become entitled upon exercise of this Option to receive any securities other than the Option Shares, then the number and class of securities so receivable thereafter shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Option Shares set forth in this Section 5, as determined by the Board in its discretion.

     (v) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number and class of shares and/or other securities or property subject to this Option or the exercise price hereunder.

     6. Rights prior to exercise of option. The Option is transferable by Optionee only to Patricia H. Messick or Wayne D. Messick, and Optionee shall have no rights as a shareholder in the Option Shares until payment of the option price and delivery to Optionee of a stock certificate or certificates evidencing such shares.

     7. Listing of Shares and Related Matters. If at any time the Board shall determine in its sole discretion that the listing, registration or qualification of the shares issuable hereunder upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or issuance of shares hereunder, no shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

     8. Binding effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

     9. It is a condition of this stock option certificate that Wayne Messick shall not be employed, either directly or indirectly, by a competitor of Forman prior to June 30, 2001.

     IN WITNESS WHEREOF, the parties hereto have caused this Option to be executed the day and year first above written.


                                              FORMAN INTERACTIVE CORP.

                                              By: /s/ Richard D. Forman
                                                 ---------------------------
                                                  Richard D. Forman, CEO


Accepted by Optionee:
PONDFIELD ASSOCIATES, INC.

By: /s/ Patricia H. Messick
   --------------------------
    Patricia H. Messick, Pres.